Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY Investor Contacts: Geraldine U. Foster
Lisa W. DeBerardine
Janet M. Barth
(908) 298-7436

Media Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH REPORTS SALES, EARNINGS FOR 2003 SECOND QUARTER

Schering-Plough's new chairman and chief executive officer, Fred Hassan, said the company's 2003 second quarter results reported today reflect the ongoing competitive pressures on its product franchises and reinforce the importance of his five-point Action Agenda to stabilize and repair Schering-Plough and then set the stage for a turnaround. "The company's challenges in the wake of the loss of Claritin exclusivity require sharp and decisive changes in strategies, structure and most of all in the business execution at Schering-Plough."

As previously reported in press releases on July 7, Hassan has begun installing a new organizational strategy as part of his Action Agenda. "I am excited about the changes that are occurring and pleased by the enthusiasm with which our Schering-Plough colleagues are embracing these changes," he said. "I know that we are moving rapidly, but it is important that we address these issues directly, swiftly and move to stabilize and repair this company so that we can advance to the next phases in our Action Agenda.

"Changes are beginning to occur in all parts of the company - and we expect nothing less," said Hassan. He pointed to the organizational changes announced this month in research and development, consumer health care, regulatory affairs, human resources as well as the unification of the Domestic and International business units around a single customer-facing organization, called the Global Pharmaceutical Business (GPB). He noted that this customer-focused philosophy is core to the design of the new GPB organization, which has been re-oriented around customers and products, and organized into global brand groups. "We also remain closely engaged in responding to and managing the legal, manufacturing, quality and compliance issues facing our company - while embedding business integrity into the new culture we are developing." Hassan added.

"In support of this goal, we will be installing a chief compliance officer, reporting to the CEO. The mission will be to drive our business integrity culture, and specifically to ensure we have robust training, compliance and accountability systems worldwide. The company's compliance organization will have a solid line of reporting to this office and a dotted line to the business or functional units it will be supporting," he explained.

Hassan also commented on his efforts to build a more efficient global organization. "We have launched a major effort, which we refer to as our Value Enhancement Initiative or VEI, to obtain better value from our expenditures across the organization. We are aggressively reviewing all aspects of our spending, with a particular emphasis on reducing general and administrative (G&A) costs as well as improving our purchasing productivity," Hassan explained. The company has already identified opportunities for savings through the elimination of redundant spending, global operational efficiencies and personnel cost-containment measures. "Our goal is $200 million in annual savings, which we intend to achieve over time as we transform our business model," he said.

Hassan concluded, "My style is to drive value creation more like a marathon and less like a sprint. Long-term value creation takes precedence over short-term fixes. I am determined to build a high-performance culture of shared accountability and transparency and to encourage active engagement by senior management in the key issues facing the company."

An analyst meeting in New York City is being planned for November 18, at which time Hassan will review the company's prospects and provide further details of his strategy for future growth.

Second Quarter Financial Highlights

  Diluted earnings per share decreased 72% to 12 cents.
  Net income decreased 71% to $182 million.
  Sales decreased 17% to $2.3 billion.
  Global pharmaceutical sales decreased 23% to $1.9 billion.
  R&D spending increased 10% to $393 million.

KENILWORTH, N.J., July 23, 2003 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the second quarter and first six months of 2003. Second quarter 2003 net income declined 71 percent to $182 million and diluted earnings per share declined 72 percent to 12 cents, in the wake of the loss of U.S. sales and profits of the CLARITIN prescription franchise, which was introduced for over-the-counter (OTC) sale in December 2002. These results are in line with the quarterly earnings guidance provided in a press release on July 7. This compares to net income of

$633 million and diluted earnings per share of 43 cents per share in the 2002 period. Net income and diluted earnings per share for the 2003 first six months decreased 71 percent to $355 million and

24 cents, respectively, versus net income of $1.2 billion and diluted earnings per share of 84 cents in 2002.

Second quarter 2003 sales of $2.3 billion were 17 percent lower than the sales of $2.8 billion in the 2002 period. Excluding exchange, second quarter sales decreased 23 percent, with volume declines of 24 percent. Sales in the first six months of 2003 decreased 18 percent to $4.4 billion, versus the 2002 period sales of $5.4 billion. Excluding exchange, 2003 first six months sales decreased

23 percent, with volume declines of 25 percent.

Global Pharmaceutical Sales Results

Global pharmaceutical sales totaled $1.9 billion in the 2003 second quarter, down 23 percent (down

28 percent when foreign exchange is excluded) compared to sales of $2.5 billion in the 2002 period. Year to date, sales decreased 24 percent to $3.6 billion (down 29 percent excluding exchange) compared to sales of $4.7 billion in the comparable 2002 period.

In the 2003 second quarter, U.S. pharmaceutical sales of $797 million declined 45 percent versus sales of $1.4 billion in the 2002 period, primarily due to the rapid decline in sales of prescription Claritin. International pharmaceutical sales increased 7 percent to $1.1 billion, benefiting primarily from foreign exchange. Excluding exchange, second quarter 2003 sales of international pharmaceuticals declined 6 percent.

In the first six months of 2003, U.S. pharmaceutical sales of $1.4 billion declined 48 percent versus the comparable 2002 period sales of $2.8 billion, due primarily to lower U.S. sales of prescription CLARITIN and the INTRON franchise, tempered by higher sales of CLARINEX and INTEGRILIN. International pharmaceutical sales in the first six months of 2003 rose 10 percent to

$2.1 billion (down 3 percent excluding foreign exchange) versus sales of $1.9 billion in 2002, led by sales growth of REMICADE, CLARINEX, NASONEX, TEMODAR and CAELYX.

As previously reported, Schering-Plough continues to face competitive pressures in its major product franchises. The company's high margin prescription allergy franchise (Clarinex antihistamine and Nasonex nasal spray) is experiencing intense competition in the U.S. allergy market and its hepatitis C franchise (Peg-Intron/Rebetol combination therapy) is being negatively impacted by a competitor's new products launched earlier this year.

Intron Franchise

Global sales of the Intron franchise totaled $569 million, down 14 percent in the 2003 second quarter versus sales of $659 million in the comparable 2002 period. The Intron franchise includes the anticancer/antiviral agent Intron A Injection, as monotherapy and in combination with Rebetol Capsules for treating hepatitis C, and Peg-Intron Powder for Injection, a longer-acting form of Intron A, as monotherapy and in combination with rebetol for treating hepatitis C.

In the United States, INTRON franchise sales were $302 million (including U.S. REBETOL sales of $102 million), 20 percent lower than 2002 second quarter sales of $377 million, due to market share declines coupled with changes in trade inventory levels. The overall market share of the INTRON franchise has been declining, reflecting the entrance of a competitor's new products in the hepatitis C market earlier this year. Also, as previously reported, the company anticipates potential generic competition in the United States for Rebetol in the second half of 2003.

International sales of the Intron franchise declined 6 percent to $266 million versus

$282 million in the 2002 second quarter, due to lower sales in Japan and increasing competition in various European markets.

Remicade

Driven by increased patient utilization, international sales of Remicade, for the treatment of rheumatoid arthritis (RA), Crohn's disease (CD) and ankylosing spondylitis (AS), increased 65 percent to $126 million in the 2003 second quarter versus sales of $76 million in 2002. Schering-Plough has worldwide rights to market Remicade, except in the United States, Japan and parts of the Far East, from Centocor, Inc., a Johnson & Johnson subsidiary. In May, the European Commission of the European Union (EU) granted centralized marketing authorization to REMICADE for the treatment of AS, a chronic, progressive and debilitating inflammatory disease of the spine, and for an expanded labeling for maintenance dosing for CD. REMICADE is the first and only biologic approved in the EU for treating RA, CD and AS.

Temodar

In the 2003 second quarter, global sales of Temodar Capsules, for treating certain types of brain tumors, increased 17 percent to $87 million. U.S. sales increased 2 percent to $48 million versus sales of $47 million in the 2002 second quarter. International sales of $40 million increased 43 percent from $28 million in the prior 2002 period, resulting from increased market penetration.

CAELYX

International sales of CAELYX, a long-circulating pegylated liposomal formulation of doxorubicin hydrochloride, grew 53 percent to $26 million in the 2003 second quarter versus sales of $17 million in the 2002 period. Sales benefited from increased patient utilization coupled with the ongoing launch of a new indication for the treatment of metastatic breast cancer in patients who are at increased cardiac risk. Other approved indications include treatment of advanced ovarian cancer and AIDS-related Kaposi's sarcoma. Schering-Plough has exclusive international marketing rights to CAELYX, except in Japan and Israel, through a distribution agreement with ALZA, a wholly owned subsidiary of

Johnson & Johnson.

Clarinex

Clarinex sales totaled $219 million globally in the 2003 second quarter, an increase of 27 percent versus the $173 million reported in the comparable 2002 period. U.S. sales were $144 million, up

5 percent from $137 million in the 2002 second quarter, reflecting the continued conversion of patients from prescription Claritin to Clarinex. However, the growth was tempered by changes in trade inventory levels. CLARINEX continues to experience intense competition in the U.S. allergy market.

International sales of Clarinex were $75 million in the second quarter versus $36 million in 2002, benefiting from new market launches and continued conversion of patients from Claritin to Clarinex.

Claritin

Global sales of prescription CLARITIN were $112 million in the 2003 second quarter, versus sales of $792 million in 2002. U.S. sales for prescription CLARITIN in the second quarter of 2003 were

$13 million versus U.S. sales of $677 million in the 2002 period. The product's patent expiration and conversion from prescription to OTC status occurred in December 2002. As previously disclosed, the company fully reserved for any U.S. prescription CLARITIN trade inventory existing at year-end 2002. As a result, reported sales represent the difference between trade inventory at the end of the 2003 first quarter and trade inventory at the end of the 2003 second quarter, less actual product returns.

International sales of prescription CLARITIN declined 14 percent to $99 million from

$115 million in the 2002 second quarter, due to the continued conversion of patients from CLARITIN to CLARINEX, tempered by sales growth in Japan reflecting the September 2002 launch of the product.

Nasonex

Second quarter sales of Nasonex Nasal Spray, a once-daily nasal-inhaled steroid for allergies, were $175 million globally, a 74 percent increase versus 2002 sales of $101 million. U.S. sales were

$115 million, more than double the $54 million in 2002. However, this increase is largely due to favorable timing differences in trade inventory levels. In the prior year second quarter, trade inventory levels declined, while in the current 2003 quarter, trade inventory levels increased over first quarter 2003 levels. NASONEX is experiencing intense competition in the U.S. allergy market. Outside of the United States, sales of Nasonex grew 29 percent to $60 million compared with 2002 sales of

$47 million, due to market share gains.

Zetia

Zetia, a novel cholesterol absorption inhibitor, was launched in the United States and several international markets in November 2002. Several additional market launches have occurred to date. Schering-Plough is encouraged by the steady growth and long-term potential of Zetia, which is being marketed in partnership with Merck & Co., Inc. in most territories around the world. Schering-Plough retains all rights to Zetia in Japan. In the United States, the launch of Zetia has already resulted in more than 1.8 million prescriptions filled since it became available in mid-November of last year. (Source: IMS Weekly Data)

Global sales of Zetia were $123 million in the 2003 second quarter, with U.S. sales of

$112 million. As previously disclosed, Schering-Plough is reporting its share of profits (before allocation of primary care selling resources) for Zetia as "alliance revenue," which is included in net sales. In the 2003 second quarter, Zetia alliance revenue was $30 million.

The company's sales force costs associated with Zetia are reported as selling, general and administrative expenses, and the company's share of development expenses is reported as research and development expenses.

Integrilin

Sales of Integrilin Injection, a glycoprotein platelet aggregation inhibitor for the treatment of patients with acute coronary syndromes, grew 18 percent in the 2003 second quarter to $92 million globally versus sales of $78 million in the 2002 period, with sales growth reported in the United States. Domestic sales of Integrilin totaled $87 million, up 22 percent compared to sales of $71 million in 2002, due to increased trade buying and increased utilization. INTEGRILIN continues to be the U.S. market leader in its class.

Consumer Health Care Sales Results

Sales of consumer health care products, which include OTC, foot care and sun care products, increased 43 percent to $240 million in the 2003 second quarter compared to sales of $168 million in 2002. Sales of Schering-Plough's OTC products were $122 million, significantly higher than 2002 second quarter sales of $37 million. The increase in OTC product sales was driven by the December 2002 launch of OTC CLARITIN with sales of $88 million in the 2003 second quarter.

In the 2003 first six months, consumer health care sales were $517 million, an increase of

47 percent versus sales of $352 in the 2002 period. Year-to-date sales of OTC products were

$276 million compared to 2002 sales of $76 million, due to the December 2002 launch of

OTC CLARITIN. Sales of OTC CLARITIN for the first six months of 2003 were $212 million.

Second quarter sales of foot care products were flat at $79 million. Sun care product sales decreased 24 percent to $39 million in the 2003 second quarter versus sales of $52 million in 2002 due to unfavorable weather conditions in the United States. In the 2003 first six months, sales of Schering-Plough's foot care products and sun care products were lower compared to the 2002 period.

Animal Health Care Sales Results

In the 2003 second quarter, sales of animal health care products of $171 million were flat (down 9 percent excluding foreign exchange) due to manufacturing supply issues of certain products. Year to date, sales decreased 3 percent to $313 million (down 11 percent excluding exchange) versus 2002 sales of $321 million.

Costs and Expenses

The gross margin ratio to sales was 66.5 percent in the 2003 second quarter and 67.3 percent year to date versus 76.2 percent and 76.7 percent, respectively, in 2002. Cost of sales as a percentage of sales increased to 33.5 percent in the second quarter and 32.7 percent in the 2003 first six months compared with the 2002 ratios of 23.8 percent and 23.3 percent, respectively. The increases were primarily due to a change in product sales mix resulting from the loss of U.S. sales of prescription CLARITIN. The increases were also the result of higher unit manufacturing costs and increased spending for the company's cGMP compliance efforts.

Selling, general and administrative expenses decreased 6 percent to $938 million in the second quarter of 2003 and decreased 7 percent to $1.8 billion year to date, versus $995 million and

$1.9 billion, respectively in 2002. The decreases were mostly due to lower spending in the United States. The ratios to sales of 40.1 percent and 40.4 percent are higher than the ratios of 35.1 percent and 35.5 percent in the respective prior year periods, primarily due to lower overall sales reported in the 2003 second quarter and first six months and the ongoing promotional and sales support efforts for recently launched products - ZETIA, CLARINEX, Remicade and Peg-Intron/ Rebetol combination therapy.

Research and development spending totaled $393 million in the 2003 second quarter and

$737 million year to date, increases of 10 percent and 11 percent, respectively, versus $357 million and $662 million in R&D spending in the comparable 2002 periods. The increases were primarily due to higher spending in the area of drug development, including clinical trials such as outcomes trials for ZETIA and simvastatin combination therapy.

The effective tax rate in the second quarter of 2003 and first six months decreased to

20.0 percent from 23.0 percent in 2002, primarily due to the loss of prescription CLARITIN sales in the United States resulting in the shift of earnings to certain jurisdictions with lower tax rates.

2003 Earnings Outlook

As previously reported in a July 7 press release, the company has started taking actions aimed at addressing the competitive challenges and stemming the declines in market share for key products. However, the impact of these actions may take some time. During the second half of 2003, the company faces additional private-label competition for its OTC CLARITIN line of nonsedating antihistamines, as the initial 180-day period of exclusivity expires for the first OTC generic competitor. Also, the company's largest U.S. franchise - the INTRON franchise, including PEG-INTRON/ REBETOL combination therapy for hepatitis C faces potential generic competition for REBETOL (ribavirin). As a result, earnings in the 2003 second half may not reach the levels achieved in the first half (excluding any possible charges for unusual items).

Second Quarter Conference Call and Webcast

Schering-Plough will conduct a one-hour conference call at 9 a.m. (EDT) today to review these results and respond to investor inquiries. Fred Hassan, Schering-Plough's chairman and CEO, and other selected members of management will participate in the conference call to discuss the progress of his early action steps to stabilize and repair the company and subsequently to set the stage for a turnaround.

To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately noon on July 23 through 5 p.m. on July 25. To listen to the replay, dial 1-706-645-9291 and enter the conference ID # 7195924.

A live audio webcast of the conference also will be available to all interested parties via http: // ir.schering-plough.com. Those wishing to listen live to the conference call should go to the Web site and select "Presentations/Webcasts" from the menu bar. The webcast is also accessible via the Schering-Plough corporate Web site, www . schering - plough.com by clicking on the "View Webcasts" link.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, earnings outlook and savings goals relating to productivity and efficiency initiatives. The market viability of the company's marketed and pipeline products is subject to substantial risks and uncertainties. The company's financial performance is dependent on the market viability of the company's marketed and pipeline products, possible changes in business strategies and the ability to successfully implement those business strategies, and other factors, all of which are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 10-Q for the 2003 first quarter, and its Form 8-Ks.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

Report for the second quarter and six months ended June 30 (unaudited):

(Amounts in millions, except per share figures)
	Second Quarter			Six Months

	2003	2002	%	2003	2002	%

Net Sales	$2,338	$2,833	(17)	$4,411	$5,389	(18)
Costs and Expenses:
Cost of Sales	784	675	16	1,442	1,254	15
Selling, General and Administrative	938	995	(6)	1,780	1,914	(7)
Research and Development	393	357	10	737	662	11
Other, Net	(4)	(16)	73	8	(41)	N/M

	2,111	2,011	5	3,967	3,789	5

Income Before Income Taxes	227	822	(72)	444	1,600	(72)
Income Taxes	45	189	(76)	89	368	(76)
Net Income	$ 182	$ 633	(71)	$ 355	$1,232	(71)

Diluted Earnings per
Common Share	$ 0.12	$ 0.43	(72)	$ 0.24	$ 0.84	(71)

Effective Tax Rate	20.0%	23.0%		20.0%	23.0%

Average Common Shares
Outstanding - Diluted	1,471	1,470		1,471	1,470

Actual Number of Common Shares
Outstanding at June 30	1,469	1,466		1,469	1,466

N/M - Not a meaningful percentage

Excluding exchange, diluted earnings per share for the second quarter of 2003 decreased

77 percent and for the first six months of 2003 decreased 75 percent. The company advises that the trend in earnings per share should be viewed with and without the effects of foreign exchange rates.

SCHERING-PLOUGH CORPORATION

Report for the second quarter and six months ended June 30 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	Second Quarter			Six Months
	2003	2002	%	2003	2002	%

ANTI-INFECTIVE & ANTICANCER	$870	$891	(2)	$1,650	$1,688	(2)
Caelyx	26	17	53	49	31	54
Intron franchise*	569	659	(14)	1,084	1,216	(11)
Remicade	126	76	65	240	137	76
Temodar	87	74	17	146	133	10

ALLERGY & RESPIRATORY	621	1,147	(46)	1,074	2,161	(50)
Clarinex	219	173	27	392	258	52
Claritin Rx	112	792	(86)	221	1,451	(85)
Nasonex	175	101	74	254	238	7
Proventil	42	30	40	59	89	(34)

CARDIOVASCULARS	167	115	45	279	232	20
Integrilin	92	78	18	181	146	24

DERMATOLOGICALS	143	112	28	262	232	13

OTHER PHARMACEUTICALS	126	229	(45)	316	403	(21)

GLOBAL PHARMACEUTICALS	1,927	2,494	(23)	3,581	4,716	(24)

OTC	122	37	N/M	276	76	N/M
OTC Claritin	88	-	N/M	212	-	N/M

FOOT CARE	79	79	-	137	152	(10)

SUN CARE	39	52	(24)	104	124	(16)
CONSUMER HEALTH CARE	240	168	43	517	352	47
ANIMAL HEALTH CARE	171	171	-	313	321	(3)

CONSOLIDATED NET SALES	$2,338	$2,833	(17)	$4,411	$5,389	(18)

N/M - not a meaningful percentage

*The Intron franchise includes INTRON A, PEG-INTRON and REBETOL.

NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION

Foreign Currency Exchange Reconciliation:

Impact of foreign currency exchange rates on sales and earnings per share amounts for the second quarter and six months ended June 30 (unaudited)

(Amounts in millions, except per share figures):
	Second Quarter			Six Months
NET SALES:
	2003	2002	%	2003	2002	%
Consolidated - as reported	$2,338	$2,833	(17)	$4,411	$5,389	(18)
Impact of exchange	(157)			(277)
Sales - excluding exchange	$2,181	$2,833	(23)	$4,134	$5,389	(23)

Global pharmaceutical - as reported	$1,927	$2,494	(23)	$3,581	$4,716	(24)
Impact of exchange	(142)			(251)
Sales - excluding exchange	$1,785	$2,494	(28)	$3,330	$4,716	(29)

International pharmaceutical - as reported	$1,129	$1,053	7	$2,135	$1,938	10
Impact of exchange	(142)			(251)
Sales - excluding exchange	$987	$1,053	(6)	$1,884	$1,938	(3)

Animal health care - as reported	$171	$171	-	$313	$321	(3)
Impact of exchange	(15)			(26)
Sales - excluding exchange	$156	$171	(9)	$287	$321	(11)

EARNINGS PER SHARE (EPS):
Diluted EPS - as reported	$0.12	$0.43	(72)	$0.24	$0.84	(71)
Impact of exchange	(0.02)			(0.03)
Diluted EPS - excluding exchange	$0.10	$0.43	(77)	$0.21	$0.84	(75)

Sales figures are provided in the press release including the impact of foreign currency exchange in accordance with generally accounting principles (GAAP). Management considers the impact of foreign currency exchange in analyzing Schering-Plough's financial results. As a result, Schering-Plough believes it is useful for investors to have information about sales and earnings, which excludes the impact of foreign currency exchange. The reconciliations between the GAAP presentation (which includes the impact of foreign exchange) and the supplemental presentation (which excludes the impact of foreign exchange) are set forth above.